As filed with the Securities and Exchange Commission on August 6, 2008

Registration No. 333-149135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA GREEN AGRICULTURE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	2870	36-3526027
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xi’an, Shaanxi Province, People’s Republic of China 710065
Tel: +86-29-88266368
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, Nevada 89703
Tel: 1-800-899-8648
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Darren Ofsink, Esq.
GUZOV OFSINK LLC
600 Madison Avenue, 14th Floor
New York, NY 10022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)
☒ Smaller reporting company

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing an amended Exhibit 5.1 (Opinion of Guzov Ofsink, LLC) and to amend Part II, Exhibits, of the Registration Statement to include that Exhibit 5.1.

No other provisions of the Registration Statement are being amended by this amendment except as described above. Therefore, such other provisions are omitted from this amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VII of our By-Laws, we shall, to the fullest extent permitted by law, indemnify any of our directors for monetary damages incurred for breach of fiduciary duty as a director, except with respect to (i) a breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability specifically defined by law or (iv) a transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Although we will not receive any of the proceeds from the sale of the shares being registered in this registration statement, we have agreed to bear the costs and expenses of the registration of those shares. Our expenses in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$ 7,511.95
Legal Fees and Expenses*	$ 150,000.00
Accounting Fees and Expenses	$110,000.00
Printing and Engraving Expenses *	$ 5,000.00
Transfer Agent's Fees*	$ 3,000.00
Total*	$275,511.95

* Estimates

RECENT SALES OF UNREGISTERED SECURITIES

Issuance of Common Stock in Acquisition of Green New Jersey

Under the Share Exchange Agreement, on December 26, 2007, we issued 10,770,668 shares of our common stock in exchange for all of the outstanding shares of the common stock of Green New Jersey. At the completion of that share exchange, Green New Jersey became the Company’s wholly owned subsidiary. The Share Exchange was accomplished in reliance upon Section 4(2) of the Securities Act.

Issuance of Common Stock in Private Placement

On December 26, 2007, in the Private Placement through Hickey Freihofner Capital, a division of Brill Securities, Inc., a member of FINRA, MSRB, SIPC and an SEC registered broker-dealer (“Hickey”), we sold 6,313,617 shares of our common stock for $20,519,255 under a Securities Purchase Agreement by and among the Company and the investors named therein dated as of December 24, 2007 (the “Securities Purchase Agreement”).

In the Private Placement we sold the common stock in reliance upon the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933.

Under the Securities Purchase Agreement and Registration Rights Agreement, we are required to register for resale each share of common stock sold therein.

In connection with the Private Placement, Hickey, as placement agent, received a cash fee of 6% of the monies raised comprised of a 5% placement agent fee and 1% for non-accountable expenses and foreign finders received 2%. Hickey entered into a Selected Dealer Agreement with another FINRA members with which it shared some of its placement agent fees.

Issuance of Common Stock to Former Majority Shareholder

On December 26, 2007, we acquired 100% capital stock of Green New Jersey, through a share exchange in which we issued 10,770,668 shares of our common stock to Green New Jersey’s shareholders in exchange for 100% of Green New Jersey’s shares of common stock (the “Share Exchange”). Immediately prior to the Share Exchange, we redeemed 246,148 shares of common stock held by Michael Friess and Sanford Schwartz (the “Redemption”) for $550,000 and issued 111,386 new shares of common stock to Michael Friess and Sanford Schwartz.

EXHIBITS

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

4.1	Specimen Common Stock Certificate (2)

4.2	Certificate of Change filed with the Secretary of State of the State of Nevada on December 18, 2007 (4)

4.3	Certificate of Correction (5)

5.1	Opinion of Guzov Ofsink, LLC

10.1	Agreement and Plan of Merger between Discovery Technologies, Inc. and Discovery Technologies, Inc., dated August 27, 2007. (3)

10.2
Securities Purchase Agreement by and among the Company, Green Agriculture Holding Corporation, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., and the investors named therein, dated December 24, 2007. (4)

10.3	Share Exchange Agreement by and among Green Agriculture Holding Corporation, the Company and the shareholders of Green New Jersey named therein, dated December 24, 2007. (4)

10.4	Registration Rights Agreement by and among the Company and the investors named therein, dated December 24, 2007. (4)

10.5	Lock-Up Agreement between Mr. Yinshing David To, Mr. Tao Li and the Company, dated December 24, 2007.(4)

10.6	Closing Escrow Agreement by and among Green Agriculture Holding Corporation, the investors named therein, and Tri-State Title & Escrow, LLC, as escrow agent, dated December 24, 2007.(4)

10.7	Make Good Escrow Agreement by and among the Company, the investors named therein, Yinshing David To and Tri-State Title & Escrow, LLC, as escrow agent, dated December 24, 2007.(4)

10.8	Holdback Escrow Agreement by and among the Company, the investors named therein, and Tri-State Title & Escrow, LLC, as escrow agent, dated December 24, 2007. (4)

10.9	Call Option Agreement between Tao Li and Yinshing David To, dated December 24, 2007. (4)

10.10	Waiver and Consent by and among the Company and a majority of the Investors dated April 4, 2008. (6)

10.11	Stock Option Agreement by and among the Company and Barry Raeburn dated April 8, 2008. (6)

10.12	Stock Option Agreement by and among the Company and Yizhao Zhang dated April 8, 2008.(6)

10.13	Stock Option Agreement by and among the Company and Yu Hao dated January 31, 2008.(6)

10.14	Form of Stock Option Agreement by and between the Company and the eighteen employees for the grant of an aggregate of 123,000 options. (8)

10.15	Agreement by and between the Company and CCG Elite regarding investor relations service dated January 23, 2008. (7)

16.1	Letter dated January 29, 2008 from Schumacher & Associates, Inc., to the Securities Exchange Commission. (7)

21	Description of Subsidiaries of the Company. (4)

23.1	Consent of Independent Registered Public Accounting Firm - Kabani & Company, Inc.(9)

23.2	Consent of Independent Registered Public Accounting Firm - Schumacher & Associates, Inc.(9)

23.3	Consent of Counsel to the use of the opinion annexed at Exhibit 5.1 (included in opinion annexed at Exhibit 5.1)

(1)	Incorporated by reference to our Quarterly Report on Form 10-QSB, for the quarter ended September 30, 2007, filed with the Commission on November 9, 2007.

(2)	Incorporated by reference to our Form 10-SB12G filed with the Commission on May 24, 2007.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB, for the year ended June 30, 2007, filed with the Commission on October 1, 2007.

(4)	Incorporated by reference to our Current Report on Form 8-K filed with the Commission on January 2, 2008.

(5)	Incorporated by reference to our Registration Statement on Form S-1 filed with the Commission on February 8, 2008.

(6)	Incorporated by reference to our Amendment No. 1 to our Registration Statement on Form S-1 filed with the Commission on April 17, 2008.

(7)	Incorporated by reference to our Amendment No. 2 to our Registration Statement on Form S-1 filed with the Commission on May 19, 2008.

(8)	Incorporated by reference to our Amendment No. 3 to our Registration Statement on Form S-1 filed with the Commission on June 30, 2008.

(9)	Incorporated by reference to our Amendment No. 5 to our Registration Statement on Form S-1 filed with the Commission on July 25, 2008.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    i.To include any prospectus required by Section 10(a)(3) of the Securities Act;

    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Xi’an, the People’s Republic of China, on August 6, 2008.

China Green Agriculture, Inc.

By:	/s/ Tao Li
Tao Li
President and Chief Executive Officer (Principle Executive Officer)

By:	/s/ Huan Chen
Huan Chen
Chief Financial Officer (Principle Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 6 to the registration statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature, Name and Title	Date

/s/ Tao Li	August 6, 2008
Tao Li President, Chief Executive Officer (Principle Executive Officer) and Chairman of the Board

/s/ Huan Chen	August 6, 2008
Huan Chen Chief Financial Officer (Principle Financial Officer and Principal Accounting Officer) Director

/s/ Lianfu Liu	August 6, 2008
Lianfu Liu
Director

/s/ Yizhao Zhang	August 6, 2008
Yizhao Zhang
Director

/s/ Barry L. Raeburn	August 6, 2008
Barry L. Raeburn
Director